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                                                                   EXHIBIT 5.1
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                                                     September 3, 2003


Long Beach Acceptance Corp.
One Mack Centre Drive
Paramus, New Jersey 07652


                           Re:      Registration Statement
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Ladies and Gentlemen:

                  We have acted as counsel to Long Beach Acceptance Corp. (the "Sponsor" or the "Registrant") in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Auto Receivables Asset-Backed Securities ("Securities") which the Registrant plans to offer in series, each series to be issued under a separate pooling and servicing agreement (a "Pooling and Servicing Agreement") or indenture (an "Indenture"), in substantially one of the forms incorporated by reference as Exhibits to the Registration Statement.

                  We have made investigations of law and have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Registrant and such other instruments and Registrant and such other persons, as we have deemed appropriate as a basis for the opinions expressed below.

                  The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

                  We express no opinion except as to matters that are governed by federal law, the laws of the State of New York or the General Corporation Law of the State of Delaware. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

                  Based upon the foregoing, we are of the opinion that:

                  When, in respect of a series of Securities, a Pooling and Servicing Agreement or Indenture has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for such series, such Pooling and


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Servicing Agreement or Indenture will be a valid and legally binding obligation of the Registrant; and

                  When a Pooling and Servicing Agreement or Indenture for a series of Securities has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for such series, and when the Securities of such series have been duly executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement or Indenture, as applicable, and issued and sold as contemplated in the Registration Statement and prospectus, as amended or supplemented and delivered pursuant to Section 5 of the Act in connection therewith, such Securities will be legally and validly issued, binding obligations of the trust, fully paid and nonassessable, and the holders of such Securities will be entitled to the benefits of such Pooling and Servicing Agreement or Indenture, as applicable.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and the related prospectus under the heading "Legal Opinions."

                                                  Very truly yours,



                                                  /s/     DEWEY BALLANTINE LLP